UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 3, 2020

THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	BCO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule
405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change in Control Agreements

On March 3, 2020, The Brink’s Company (the “Company”) entered into change in control agreements (each, an “Agreement”) with Douglas A. Pertz, President and Chief Executive Officer (the “CEO”), Ronald J. Domanico, Executive Vice President and Chief Financial Officer and Michael F. Beech, Executive Vice President (Messrs. Pertz, Domanico and Beech, the “Senior Executives”), each of whom is a named executive officer, replacing prior change in control agreements that were entered into in February 2018. Other than updating the expiration date to February 28, 2022 and an amendment to the required time period for lump sum payments under the agreement from 30 days to 60 days, the terms of the new Agreements are the same as the prior change in control agreements for each of the Senior Executives.

Under the terms of the Agreements, if a change in control occurs and the applicable Senior Executive remains employed by the Company, the Senior Executive will be entitled to annual compensation equal to the sum of (1) a salary not less than the annualized salary in effect immediately before the date the change in control occurred, plus (2) a bonus not less than the average amount of the Senior Executive’s annual bonus award under the Company’s Key Employees Incentive Plan or any substitute or successor plan for the last three full calendar years preceding the date the change in control occurred (the “Average Annual Bonus”).

The Agreements provide for certain payments and benefits upon termination following a change in control (“double-trigger”). Under the terms of the Agreements, if a change in control occurs and the Company terminates the applicable Senior Executive’s employment other than for cause (as defined in the Agreements), death or incapacity or the Senior Executive terminates employment for good reason (as defined in the Agreements) during the two years following the date of the change in control, the Senior Executive will be entitled to the following amounts:

•
a lump sum payment equal to the sum of: (a) the Senior Executive’s annual base salary through the date of termination, (b) any bonus or incentive compensation for a performance period ended prior to the date of termination, (c) the Senior Executive’s Average Annual Bonus prorated based on the number of days worked in the year of termination, and (d) any accrued vacation pay, in each case to the extent not already paid or credited as of the date of termination;

•	a lump sum payment equal to the product of (a) two multiplied by (b) the sum of the Senior Executive’s annual base salary and Average Annual Bonus;

•
reimbursement of premiums associated with medical and dental benefit coverage, to the extent that the Company would have paid such premiums had the Senior Executive remained employed, until the earlier of 18 months following the date of termination and the date the Senior Executive becomes eligible for medical and dental benefits under another employer-provided plan; and

•	reasonable outplacement services for up to one year following the date of termination.

The Agreements include a non-compete provision that precludes the Senior Executive from engaging in employment or providing services to any person or entity that, within a restricted territory (as defined in the Agreement), provides or provided products or services in the business of armored vehicle transportation, secure international transportation of valuables, coin processing services, currency processing services, cash management services, safe and safe control services, payment services, security and guarding services, deposit processing services/daily overnight credit, check imaging, or jewel or precious metal vaulting, that are the same as or substantially similar to, and competitive with, the products or services provided by the Company or its affiliates at the time of or at any time during the twenty-four (24) months prior to the cessation of Senior Executive’s employment, in return for remuneration or a right to remuneration, for a period of one year following the Senior Executive’s date of termination, without the express written consent of the CEO (or, for the CEO, the Board).

The Agreements do not provide for any excise tax gross-ups. The Agreements will terminate on February 28, 2022, if a change in control has not occurred before that date, unless the Agreements are terminated earlier or otherwise renewed or extended.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Agreements which are attached as Exhibit 10.1 and 10.2 and incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Form of Change in Control Agreement for executive officers other than the Chief Executive Officer

	10.2	Form of Change in Control Agreement for the Chief Executive Officer

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRINK’S COMPANY (Registrant)

Date: March 9, 2020	By:	/s/ Ronald J. Domanico
Ronald J. Domanico
Executive Vice President and Chief Financial Officer